Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-253258, 333-261874, 333-276267, and 333-282451) on Form S-8, registration statements (No. 333-277310, 333-282957 and 333-287566) on Form S-3, and registration statements (No. 333-246314, 333-266417, 333-268763, 333-273177 and 333-279439) on Form S-1 of Benitec Biopharma Inc. of our report dated September 22, 2025, relating to the consolidated financial statements of Benitec Biopharma Inc., appearing in this Annual Report on Form 10-K/A of Benitec Biopharma Inc. for the year ended June 30, 2025.

/s/ BAKER TILLY US, LLP

San Diego, California

March 20, 2026